Exhibit (a)(5)(c)

BGI-SHENZHEN BEGINS TENDER OFFER TO ACQUIRE

COMPLETE GENOMICS, INC.

SHENZHEN, CHINA September 25, 2012—BGI-Shenzhen (“BGI”) is commencing today, through its wholly owned subsidiary Beta Acquisition Corporation, a cash tender offer to purchase all outstanding shares of common stock of Complete Genomics, Inc. (NASDAQ: GNOM) (“Complete”). BGI reported earlier this month its intent to acquire Complete.

Upon the successful closing of the tender offer, stockholders of Complete will receive $3.15 in cash for each share of Complete’s common stock tendered in the offer, less any required withholding taxes and without interest. Following the purchase of shares in the tender offer, Complete will become a subsidiary of BGI.

BGI will file today with the Securities and Exchange Commission a tender offer statement on Schedule TO that provides the terms of the tender offer. Complete will file today with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Complete’s board of directors that Complete’s stockholders accept the tender offer and tender their shares to BGI. As previously announced, Complete’s board of directors has unanimously concluded that the merger agreement and its related transactions (including the tender offer and the merger) are advisable, fair, and in the best interests of Complete and it stockholders.

The tender offer will expire at 12:00 midnight (New York City time) on Tuesday, October 23, 2012, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The offer will be subject to customary conditions, including customary regulatory clearances and the acquisition by BGI of a majority of Complete’s shares on a fully diluted basis.

Innisfree M&A Incorporated is acting as information agent for BGI. Citi is serving as financial advisor for the transaction to BGI and O’Melveny & Myers LLP is acting as BGI’s legal counsel. Complete is advised by Jefferies & Company and its legal counsel is Latham & Watkins LLP.

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Certain statements either contained in or incorporated by reference into this document are forward-looking statements that involve risks and uncertainty. Future events regarding the proposed transactions and both the BGI’s and Complete’s actual results could differ materially from the forward-looking statements. Factors that might cause such a difference include, but are not limited to, statements regarding the combined companies’ plans following, and the expected completion of, the proposed acquisition. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements and generally include statements that are predictive in nature and depend upon or refer to future events or conditions. Risks and uncertainties include the ability of BGI and Complete to complete the transactions contemplated by the Merger Agreement, including the parties’ abilities to satisfy the conditions to the consummation of the proposed acquisition; the possibility of any termination of the merger agreement; the timing of the tender offer and the subsequent merger; uncertainties as to how many of Complete’s stockholders will tender their shares of common stock in the tender offer; the possibility that various other conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; other uncertainties pertaining to the business of Complete or BGI; legislative and regulatory activity and oversight; the continuing global economic uncertainty and other risks detailed in Complete’s public filings with the SEC from time to time, including Complete’s most recent Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and its subsequently filed SEC reports, each as filed with the SEC, which contains and identifies important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The reader is cautioned not to unduly rely on these forward-looking statements. Each of Complete and BGI expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Complete. BGI and Beta Acquisition Corporation will file a tender offer statement with the Securities and Exchange Commission, and will mail an offer to purchase, forms of letter or transmittal and related documents to Complete’s stockholders. Complete will file with the Securities and Exchange Commission, and will mail to Complete’s stockholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of Complete are urged to read them carefully when they become available.

Investors may obtain a free copy of these documents and other relevant documents filed with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of these materials filed by the Company by contacting Investor Relations by telephone at (650) 943-2788, by mail at Complete Genomics, Inc., Investor Relations, 2071 Stierlin Court, Mountain View, California 94043, or by going to the Company’s Investor Relations page on its corporate website at www.completegenomics.com.

CONTACT: MEDIA CONTACTS

For BGI-Shenzhen:

In the U.S.

Jason Golz

Brunswick Group

Tel: (415) 671-7676

jgolz@brunswickgroup.com

In China

Elizabeth Liang

Brunswick Group

Tel: +852-3512-5058

eliang@brunswickgroup.com